Exhibit 99.2
Lennox International Announces Notice of Redemption of Convertible Notes
     (DALLAS, September 7, 2005) — Lennox International Inc. (NYSE: LII) announced it has sent a notice to redeem all outstanding 6.25% convertible subordinated notes due 2009, on October 7, 2005. The redemption price is 103.571% of the principal amount, plus accrued and unpaid interest to the redemption date.
     The notes may be converted by the holders at any time before the close of business on October 6, 2005, at a conversion price of $18.09 per share, equating to 55.2868 shares of LII common stock per $1,000 principal amount of notes. The aggregate principal amount of the outstanding notes is $143.75 million.
     LII’s common stock price has increased over 65% since the convertible notes were issued on May 2, 2002. Based on the current market price of LII’s common stock, LII expects essentially all the notes will be converted into common stock prior to the redemption date.
     Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: http://www.lennoxinternational.com or by contacting Bill Moltner, Vice President, Investor Relations, at 972-497-6670.
     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see the company’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.